China Shen Zhou Redeems Preferred Stock

BEIJING, November 09, 2012 -- China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou", or the "Company") (NYSE Amex: SHZ), a company engaged in the exploration, development, mining and processing of fluorite, barite, zinc, copper, and other nonferrous metals in China, today announced that the Company has successfully entered into agreements with a group of institutional investors to redeem, and fulfill its dividend obligations with respect to, 1,332 shares of Convertible Preferred Stock using $398,519.46 in cash, $391,764.48 of which will be used to redeem the Convertible Preferred Stock.

On March 26, 2012, the Company completed an offering of Series A Convertible Preferred Stock for gross proceeds of $5.0 million. The Company issued 5,000 shares of Series A Convertible Preferred Stock and warrants to purchase 1,960,785 shares of common stock of the Company at $2.05. The proceeds were used for the completion of the acquisition of several fluorite mines and processing plants as well as necessary infrastructure upgrades.

Per the terms of the Series A Convertible Preferred Stock, the Preferred Stock's conversion price is subject to adjustment according to market price. The Company believes that the redemption with cash will disable the conversion of these shares of Preferred Stock to common stock and reduce dilution to other common stock shareholders.

Despite the current economic climate adversely affecting many resource companies in China whose important customers are steel and aluminum producers, the Company is making its best efforts to grow business, optimize cash flow and improve shareholder value.

Regarding the prior announcement of the Company from November 7th, the Company remains confident that it can provide the NYSE MKT LLC (the “Exchange”) with a satisfactory plan by November 30, and regain its compliance within the timeframe set forth by the Exchange.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite, barite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b)fluorite and barite extraction and processing in the Wuchuan County of Guizhou province (c)fluorite and barite extraction and processing in the Yanhe County of Guizhou province.(d)fluorite extraction and processing in Jingde County, Anhui Province; (e) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (f) zinc/copper exploration, mining and processing in Xinjiang. For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com

Shiwei Yin
Grayling
Tel: +1-646-284-9474
shiwei.yin@grayling.com